Exhibit 11.1


Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                                             Three months ended December 31,
                                                          ---------------------------------------
                                                                        2008                2007
                                                          ------------------- -------------------
Net (loss) income allocable to common shares (numerator)     $    (3,438,138)    $    (5,817,850)
                                                          =================== ===================
Shares used in the calculation (denominator)
Weighted average shares outstanding                               11,262,615          13,636,784
   Effect of diluted stock options                                        --                  --
                                                          ------------------- -------------------
   Diluted shares                                                 11,262,615          13,636,784
                                                          =================== ===================

Basic earnings (loss) per share                              $          (.31)    $         (0.44)
                                                          =================== ===================

Diluted earnings (loss) per share                            $          (.31)    $         (0.44)
                                                          =================== ===================